Exhibit 10.20

EMPLOYMENT AGREEMENT

OF

BRENT BORDEN

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of February 11, 2025 (the “Effective Date”), by and between PRECISION AEROSPACE GROUP, INC., a Florida corporation (“Employer” or the “Company”), and BRENT BORDEN (“Employee”).

W I T N E S S E T H:

WHEREAS, the Employer is in the business of precision machining, NDT testing, and manufacturing, and is a provider of products and services to the Defense and Commercial Aerospace, and Space industries through multiple subsidiaries, (the “Company Business”);

WHEREAS, the Employee is experienced in managing operations, creating direction and strategy and overseeing the leadership and cross functional teams for companies engaged in similar businesses as that of the Employer;

WHEREAS, Employee’s experience and knowledge are considered to be necessary to the future success of the Company;

WHEREAS, Employer desires to employ Employee as the Company’s Chief Executive Officer (CEO) and enter into an agrecment with Employee governing the terms and conditions of Employee’s employment, and Employee agrees to such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Employer agrees to employ Employee, and Employee agrees to be in the full-time employ of Employer, beginning on the Effective Date and continuing for a period of five (5) years thereafter, whereupon this Agreement shall terminate unless the parties agree to an extension (“Employment Period”). Upon termination of Employee’s employment for any reason, in addition to Severance Compensation (as defined below), if any, Employer shall pay to Employee (i) any earned and unpaid Base Salary (as hereafter defined) under Section 3(a); (ii) any earned and unpaid Annual Bonus (as hereafter defined) as applicable pursuant to Section 3(b); (iii) any unused vacation in accordance with the vacation policy adopted by Employer for all employees similarly situated, (iv) any accrued and unpaid business expenses incurred prior to the termination date in accordance with Section 3(c), (v) any earned but unpaid Annual Equity Award (as hereafter defined) as applicable pursuant to Section 3.3(f), and (vi) those other benefits under Section 3 which are required under the Employee Income Retirement Security Act of 1974, as amended, or other applicable laws (collectively, the “Accrued Obligations”). Upon termination of Employee’s employment for any reason, Employee shall have no further obligation to Employer pursuant to this Agreement except as set forth in Sections 6 through 9.

3. Commencement of Employment. The Employee’s employment shall commence on: March 16,2024 (“Employment Effective Date”).

3. Compensation and Other Benefits.

a. Base Salary: As compensation for all services rendered by Employee in the performance of Employee’s duties and obligations under this Agreement, Employer shall pay Employee an annual base salary of THREE HUNDRED AND FIFTEEN THOUSAND DOLLARS ($315,000.00) (the “Base Salary”). Employee’s Base Salary shall be payable in accordance with Employer’s payroll policies or at such intervals as Employer and Employee may hereafter agree to from time to time. Employer’s Board of Directors (the “Board”), or the Compensation Committee of the Board (the “Compensation Committee”), shall annually review Executive’s compensation package;

b. Annual Performance Bonus: Employee shall be entitled to an annual cash performance bonus of up to 50% percent of the Employee’s Base Salary (the “Annual Bonus”), which will be based upon the achievement of individual and corporate performance targets established by the Board or Compensation Committee (the “Targets”) no later than two months after the Commencement of Employment, and thereafter, annually, within 60 days from the start of each fiscal year of the Employment Period. Provided the Targets have been met, the Annual Bonus will be paid to Employee promptly following the Board’s certification of financial results for each completed fiscal year during the Employment Period, so long as Employee was employed through the last day of such completed fiscal year. The Annual Bonus with respect to any partial fiscal year in the Employment Period will be prorated based on the number of days Employee was employed by Employer in such partial fiscal year so long as the Targets were met by the Employee.

c. Expense Reimbursement: Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in connection with carrying out Employee’s duties under this Agreement, to the extent such expenses are substantiated in writing and are in accordance with Employer’s standard policies regarding such reimbursements, including reimbursement for business travel. Included in expense reimbursement shall be (i) cell phone (ii) internet access, (iii) and such other agreed upon expenses necessary for the Employee to perform his duties as CEO.

d. Benefits: Employee shall be entitled during the Employment Period, upon satisfaction of all eligibility requirements, if any, to participate in all group health, dental, disability, sick leave, life insurance, and other benefit plans or fringe benefit programs now or hereafter established by Employer for similarly situated employees and shall receive such other benefits as may be approved from time to time by Employer.

e. Vacation: Employee shall be entitled to receive 20 days (four weeks) paid vacation annually in accordance with the regular vacation policy adopted by the Employer and shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

f. Equity Grant. Employee shall be entitled to an annual equity grant up to an amount equal to 60% of the Employee’s Base Salary during the first two fiscal years following the effective date, 75% during the third and fourth fiscal years and 100% during the fifth fiscal year (the “Annual Equity Award”). The amount of the Annual Equity Award, the vesting period, and other terms shall be determined by the Board or Compensation Committee based upon the Employee’s seniority, role in the Company, market benchmarking, and an examination of whether the Company meets the operational and financial milestones and projections established by the Board or Compensation Committee.

4. Duties.

a. Employee is employed to serve as the Chief Executive Officer (“CEO”) of the Employer subject to the control of the Board. As CEO, Employee shall perform such duties and have such responsibilities as are typically associated with such position, including such duties and responsibilities as are prescribed by the Board consistent with such position, including those specific duties contained in the Employee’s job description attached as Exhibit A.

b. Employee agrees that during the Employment Period, Employce shall devote full-time efforts to Fmployee’s duties as an employee of Employer, and Employee shall perform the duties of Employee’s position efficiently and competently and shall promote the interests of Employer and any affiliated companies. Employee may not work for any other employer during the Employment Period unless approved by the Board; provided that the foregoing shall not prevent Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community, or industry affairs, and (iii) managing Employee’s personal investments, in each case, so long as such activitics do not interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict.

c. During the Employment Period. Employee agrees not to (i) solely or jointly with others undertake, join, plan for or organize any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

d. During the Employment Period, in the event that Employee shall be presented with, or made aware of, any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business (“New Business Opportunity”), Employee shall immediately notify and present the terms and conditions of such New Business Opportunity to the Board.

5. Termination of Employment.

a. Termination. Employee’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):

(i) The termination of the Agreement pursuant to Section 2;

(ii) The death of Employee;

(iii) The failure of Employee to be able to perform Employee’s duties hereunder for a period of not less than 60 consecutive days or 90days during any 12-month period by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when the Board, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee’s duties under this Agreement. Before making any termination decision pursuant to this Section 5(a)(iii), the Board shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee’s position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee’s employment hereunder based on such disability; or

(iv) Employer may terminate Employee’s employment under this Agreement for cause without any prior notice, upon the occurrence of any of the following events (“Cause”):

(1) commission of fraud that results in material harm to Employer, or any embezzlement or wrongful diversion of funds of Employer or any Company Affiliate by Employee;

(2) a material breach of this Agreement;

(3) gross malfeasance by Employee in the conduct of Employee’s duties;

(4) Employee fails to perform the Employee’s duties pursuant to the Employee’s Job Description or materially violates a written rule or policy of the Employer and fails to cure such violation within 15 business days after written notice or should the violation not be curable within such time, that the Employee has taken such steps to commence to cure the violation;

(5) the conviction of Employee of a felony, or any other crime or offense involving moral turpitude; or

(6) (i) Employee being under the influence of alcohol or illegal use of drugs in the workplace; or (ii) Employee’s violation of Employer’s drug policies in effect at the time of execution of this Employment Agreement and as later amended or implemented by Employer; provided, however, it shall not be deemed a violation under this Section 5(a)(iv) to use drugs prescribed by Employee’s doctor and the use is consistent with the prescribed use.

(v) Notwithstanding the provisions contained in Section 2 of this Agreement, the Employee may voluntarily terminate Employee’s employment at any time by providing at least 60 days prior written notice to Employer.

(vi) Employee may terminate Employee’s employment at any time in the event that (i) Employer materially breaches this Agreement and Employer fails to cure such alleged breach within fifteen (15) days after receipt of written notice describing, in reasonable detail, the nature of such alleged breach; (ii) Employer reduces Employee’s Base Salary without the Employee’s consent; (iii) Employer substantially reduces Executive’s duties, responsibilities, or title; (iv) Employer relocates the office at which Employee is principally employed to a location more than 50 miles from Kansas City, Kansas ; or (v) Employer materially breaches this Agreement and fails to cure such breach within 15 days from receipt of written notice from the Employee (any of the foregoing, “Good Reason”). Notwithstanding anything in this Agreement to the contrary, Employee must exercise such termination pursuant to this Section 5(a)(vi) for Good Reason within 30 days of the date Employee discovered, or through the exercise of reasonable diligence should have discovered, the occurrence of the Good Reason event.

(vii) Subject to payment of the Severance Compensation, if applicable, Employer may terminate Employee’s employment by providing at least 30 days prior written notice to Employee.

b. Severance. Notwithstanding anything in this Agreement to the contrary and provided that Employee executes and does not revoke a legal release in form and substance acceptable to Employer in which Employee releases the Employer, its affiliates, directors, officers, employees, and agents from any and all claims arising on or before the date of such release (the “Release”), in the event that (x) Employee’s employment is terminated by Employer for any reason other than Cause, (y) a Triggering Event occurs following a Change in Control (as such terms are defined below), or (z) the Employee terminates employment for Good Reason, then Employee shall be entitled to receive, in addition to the Accrued Obligations, severance compensation in an amount equal to the sum of (i) Six months during the first 24 months from the Effective Date and twelve (12) months thereafter, during the balance of the employment term, of the Employee’s Base Salary, plus (ii) (subject to Employee’s timely election of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) the full monthly premium for COBRA continuation coverage under the Company’s medical plan as in effect as of the date of Employee’s termination of employment with respect to the level of coverage in effect for the Employee and his or her eligible dependents as of such date (collectively, the “Severance Compensation”). In addition, if Employee is entitled to receive Severance Compensation, all vesting conditions with respect to Annual Equity Awards and other equity compensation then outstanding (the “Outstanding Awards”) shall remain in force and such Outstanding Awards shall be vest as stated in the original grant, and any such Outstanding Awards that require Employee to make an exercise decision shall remain exercisable for a period of 12 months following the Termination Date. For the avoidance of doubt, the Severance Compensation shall not be due to Employee in the event Employee’s employment is terminated by Employer for Cause. The Severance Compensation, to the extent owed, will be paid to the Employee in substantially equal installments in monthly installments over the term in which the severance is payable following the Termination Date in accordance with the Employer’s regular payroll practices and shall be subject to all applicable federal, state, local, and foreign taxes and withholding requirements.

c. Garden Leave. Notwithstanding anything in this Agreement to the contrary, Employer may elect at any time to place Employee on “garden leave” during the period between the date when Employer provides notice to Employee of its intent to terminate Employee’s employment and the Termination Date, meaning that Employee will not perform work for Employer unless otherwise asked to do so in writing. During such time, Employee will continue to receive all regularly scheduled compensation as of the date Employee was placed on garden leave through the Termination Date, provided that (i) Employee remains available to perform services upon request through the Termination Date of this Agreement, and (ii) Employee continues to comply with the confidentially and Creations requirements and the restrictive covenants set forth in Sections 6 through 9.

d. 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payments or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Employee, no later than the time such Excise Tax is required to be paid by Employee or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by Employee, plus the amount necessary to put Employee in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5 or otherwise) as if no Excise Tax had been imposed.

e. Definition of Change in Control. A “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(i) Any person (other than (A) the Company or any subsidiary of the Company, (B) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company as of the Effective Date in substantially the same proportions as their ownership of the Company, or (C) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company, unless, immediately following such transaction, all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”).

(iii) All terms used in this Section 5(e) shall be interpreted in a manner consistent with the Securities Exchange Act of 1934.

f. Definition of Triggering Event. “Triggering Event” shall mean a termination of Employee’s employment with the Company or any Successor Entity at any time prior to the end of the twelve (12) month period following a Change in Control (such period of time being referred to as the “Successor Employment Period”), unless (i) such termination is by reason of Employee’s disability or death; or (ii) the Company terminates Employee’s employment with the Company or the Successor Entity for Cause; or (iii) Employee terminates his employment with the Company or Successor Entity without Good Reason.

6. Inventions and Creations Belong to Employer.

a. Any and all inventions, discoveries, improvements or creations (collectively, “Creations”) which Employee has conceived or made or may conceive or make during the Employment Period in any way, directly or indirectly, connected with Employer’s business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer’s direction in connection with Employer’s business are “works made for hire” and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be “works made for hire,” Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

b. Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer’s business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer’s expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

7. Confidentiality: Ownership of Information. Employer agrees during the Employment Period, to provide Employee with access to such Confidential Information (as defined in Section 7(a)) owned by Company Affiliates and that is used in the operation of Company Affiliates’ business as reasonably necessary to allow Employee to perform Employee’s obligationa hereunder. Employee acknowledges that Employer has agreed to provide Employee with a definite term of employment and with access to such Confidential Information of Employer during that term of employment.

a. Confidential Information Definition. For purposes of this Agreement, “Confidential Information” means information regarding Employer or the Company Affiliates that relates to or arises from the conduct of Employer or the Company Affiliates, as the case may be, or any portion thereof and is confidential or proprietary, whether or not it is expressly stamped or identified as being confidential, including, without limitation, the following regarding Employer or any of the Company Affiliates: (a) information regarding the operations, assets, liabilities or financial condition; (b) information regarding pricing, sales, marketing, costs, joint ventures and business alliances; (c) information regarding employees or sales representatives, including their identities, responsibilities, competence and compensation; (d) client lists or other information regarding current or prospective clients, including information regarding their identities, contact persons and purchasing patterns and terms and conditions of any contractual relationship; (e) information regarding current or prospective vendors, suppliers or other business partners; (f) forecasts, projections, budgets and business plans; (g) information regarding planned or pending acquisitions, divestitures or other business combinations; (h) trade secrets and proprietary information; (i) business methods, equipment, software programs, software source documents and formulae, in each case regarding current, future or proposed products or services (including information concerning their research, development, design details and specifications, and engineering); and (j) website designs, website content, proposed domain names, and data bases.Confidential Information also includes information received by Employer or any of the Company Affiliates from others which the Company Affiliates have an obligation to treat as confidential and information received by Employee from customers of Employer or any of the Company Affiliates. All information which becomes known to Employee as a result of employment, which Employee would reasonably believe is Confidential Information or which Employer takes measures to protect, shall be regarded as Confidential Information. “Confidential Information” shall not, however, include: (i) information which has been disclosed in the public domain through no fault of Employee or (ii) information disclosed in judicial or administrative proceedings to the extent Employee is legally compelled to disclose such information; provided, however, that Employee shall have: (1) used Employee’s commercially reasonable efforts to keep from disclosing such information; (2) provided Employer or the Company Affiliates, as applicable, with commercially reasonable notice of the request for such information before disclosure of such information; and (3) afforded Employer or the Company Affiliates, as applicable, the opportunity to obtain an appropriate protective order or other assurance (and cooperated with Employer or the Company Affiliates in obtaining such order and/or assurance), satisfactory to Employer or the Company Affiliates, as applicable, of confidential treatment of such information before Employee discloses such information.

b. No Disclosure. During the Employment Period and at all times thereafter, Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other Confidential Information, except to the extent required in the performance of Employee’s duties or obligations to Employer hereunder or by express prior written consent of a duly authorized member of the Board or Officers of the Employer.

c. Ownership of Information. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer and the Company Affiliates, as applicable, or their respective customers, as the case may be, and is disclosed in confidence by either Employer or the Company Affiliates or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer’s or the Company Affiliates’ business.

d. Return of Material. Upon the expiration or earlier termination of this Agreement for any reason, Employee shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Employee’s possession or under Employee’s control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Employee’s services to Employer. Employee shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

e. DTSA. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The DTSA further provides that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. Non-Solicitation.

a. From the Effective Date until the termination of this Agreement and the payout of any Severance Compensation (the “Restricted Period”), whether voluntary or otherwise, Employee shall not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to terminate or reduce (in whole or in part) employment with Employer or the Company Affiliates; (ii) otherwise interfere with or disrupt Employer or the Company Affiliates’ with their respective employees; or (iii) solicit, entice or hire away any employee of Employer or the Company Affiliates. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer’s or the Company Affiliates’ employ, or any effort by Employee to interfere with Employer’s or the Company Affiliates’ relationship with its other employees would be harmful and damaging to Employer and the Company Affiliates. Employee also acknowledges that this covenant is necessary to enable Employer and the Company Affiliates to maintain a stable workforce and remain in business.

b. During the Restricted Period, Employee shall not, directly or indirectly, solicit, encourage, or take any other action that is intended to induce or encourage any customer or supplier of Employer or the Company Affiliates to terminate, limit, or otherwise negatively alter such customer or supplier’s relationship with Employer or the Company Affiliates.

9. Mutual Non-Disparagement. The Employee and Employer will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of the other or any of their respective owners, officers, directors, employees, contractors, family members, or Affiliates.

10. Remedies; Injunction. In the event of a breach or threatened breach of the provisions of this Agreement, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, a party seeking redress against the other party for breach of this Agreement shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by the breaching party or by the breaching party’s partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with the breaching party. It is expressly understood between the parties that this injunctive or other equitable relief shall not be a party’s exclusive remedy for any breach of this Agreement, and the party seeking redress shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

11. Section 409A. If Employee becomes eligible for payments under this Agreement on account of Employee’s “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations (collectively, the “Code”) and Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined by Employer, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) Employee’s “annualized compensation” for the calendar year preceding the Employee’s separation from service (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which the Employee’s separation from service occurs and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Employee’s separation from service, or if earlier, the Employee’s death, at which point the accrued amount will be paid in a single, lump sum cash payment. The preceding provisions of this Section 11, however, should not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

If any reimbursements or in-kind benefits provided by Employer pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Employee’s lifetime and the lifetime of Employee’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

12. Indemnification.

a. In the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of Company Affiliate with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that Employee is or was a director or officer of the Company, or any Company Affiliate, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement.

b. During the Employment Term and for a period of five (5) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ an officers’ liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

13. Governing Law and Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without regard to conflicts of laws principles. The venue for all legal or equitable actions shall be Miami-Dade County or Broward County, Florida.

14. Jury Trial Waiver. The parties knowingly and willingly waive a trial by jury in any dispute arising out of or in any way related to this Agreement.

15. Notices. Unless changed by written notice given by either Party to the other pursuant hereto, any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

If to Employer, at:	Precision Aerospace Group, Inc.
20900 NE 30th Ave, 8th Floor
Aventura, FL 33180
Email:

or, if to Employee, at:	Brent Borden
4380 W 150TH Place
Leawood, KS 66224
Email: brentborden88@gmail.com

Except as otherwise expressly permitted herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier or when delivered by United States certified mail, postage prepaid and return receipt requested.

16. Taxes. All taxable compensation payable to Employee pursuant to this Agreement shall be subject to any applicable withholdings, including taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by Employer to Employee.

17. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any other prior or subsequent breach by Employee. No delay on the part of Employer in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

18. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort with competent jurisdiction, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

19. Assignment. This Agreement may not be assigned by the Employee but may be assigned by Employer at any time to any successor of Employer, whether such successor is brought about by capital reorganization or consolidation of Employer with, or the merger of Employer into, any other corporation, or the sale of the properties and assets of Employer as, or substantially as, an entirety to any other corporation.

20. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

21. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersedes any prior agreement and understanding (whether oral or written). This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

22. Attorney’s Fees. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party’s attorney’s fees and costs of court by the non-prevailing party.

23. Agreement Read, Understood and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer and the Company Affiliates. Employee agrees that this offer of employment is dependent upon the consummation of the transactions contemplated by the Employee Agreement, and Employer’s agreement to pay the compensation and benefits to Employee, as set forth in Section 3 and elsewhere, provides good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Employee acknowledges that Employer has advised Employee of Employee’s ability to consult with an attorney regarding this Agreement, and has given Employee a reasonable opportunity to do so. The parties hereto agree that this Agreement has been jointly drafted by the parties and that the Agreement will not be construed against either party as the drafter of the Agreement.

24. Survival. Notwithstanding any provisions herein to the contrary, upon the termination of this Agreement for any reason whatsoever, the provisions of this Agreement which by their nature require some action or forbearance after such termination (including but not limited to those related to payment, confidentiality, non-competition, non-solicitation, non-disparagement, intellectual property, and new business opportunities) shall survive such termination and be binding until any actions, obligations and/or rights therein provided have been completely satisfied or released.

25. Other Agreements. In the event Employee is party to any other non-competition, non-solicitation, non-disclosure, non-disparagement, confidentiality or similar agreement(s) applicable to the Confidential Information, the Business, or services provided to Employer by Employee (“Other Agreement(s)”), this Agreement shall not alter such Other Agreement(s), and the rights and remedies of Employer and the obligations of Employee contained therein are in addition to, and not in lieu of, the terms of this Agreement, the intent being that each of this Agreement and the Other Agreement(s) shall survive in accordance with their respective terms. However, in the event of a conflict between the terms of this Agreement and any Other Agreement(s), the provisions which provide the must protection to Employer, the Business and the Company Affiliates at such time shall govern.

26. Counterparts: Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. PDF or other facsimile copies of this Agreement, when executed, shall have the same force and effect as originals

IN WITNESS WHEREOF, the parties have executed this Agreement on this 11 day of February, 2025, effective as of the Effective Date.

EMPLOYER:

Precision Aerospace Group, Inc.

By:	/s/ Maynard J. Hellman, Board Chairman
Maynard J. Hellman, Board Chairman

EMPLOYEE:

/s/ Brent Borden
Brent Borden

EXHIBIT A

JOB DESCRIPTION

The Employee’s responsibilities as Chief Executive Officer include but are not limited to the following:

JOB DESCRIPTION

●	Developing and implementing the company’s strategic plan and vision

●	Leading the executive team and providing guidance to other key stakeholders

●	Ensuring the company’s financial sustainability and growth, including managing cash flow and fundraising activities

●	Building and maintaining strong relationships with clients/customers, investors, and other stakeholders

●	Overseeing day-to-day operations and making decisions that drive growth and success

●	Representing the Company to the public, media, investors, and the capital markets

●	Ensuring compliance with regulatory and legal requirements, including corporate governance

●	Fostering a culture of collaboration, innovation, and excellence

●	Providing leadership and management skills to create a high-quality work environment

●	Motivating and developing the management team and high-performing employees

●	Utilizing problem-solving skills to address complex challenges and drive continuous improvement

●	Leading and executing mergers, acquisitions, and strategic partnerships to further the company’s strategic direction

●	Providing ethical leadership and upholding integrity, ethics, and corporate social responsibility